CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                                NETGURU.COM, INC.
                                      INTO
                            RESEARCH ENGINEERS, INC.
                         (Pursuant to Section 253 of the
                      General Corporation Law of Delaware)


         Research Engineers, Inc., a Delaware corporation, does hereby certify:

         FIRST: That Research Engineers, Inc. is incorporated pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That Research Engineers, Inc. owns all of the outstanding shares of the capital stock of netguru.com, inc., a Delaware corporation.

         THIRD: That Research Engineers, Inc., by the following resolutions of its Board of Directors, duly adopted on the 18th day of February, 2000, determined to merge into itself netguru.com, inc. on the conditions set forth in such resolutions:

                  RESOLVED: That Research Engineers, Inc. merge into itself its subsidiary, netguru.com, inc., and assume all of said subsidiary's liabilities and obligations;

                  RESOLVED FURTHER: That the Chief Executive Officer and the Secretary of Research Engineers, Inc. be and they hereby are directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge netguru.com, inc. into Research Engineers, Inc. and to assume said subsidiary's liabilities and obligations and the date of adoption thereof and to file the same in the Office of the Secretary of State of Delaware and a certified copy thereof in the Office of the Recorder of Deeds of New Castle County;

                  RESOLVED FURTHER: That Research Engineers, Inc. shall change its corporate name to netguru.com, inc.; and

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                  RESOLVED FURTHER: That the officers of Research Engineers,
                  Inc. be, and each of them hereby is, authorized and directed to take all such further actions and to execute and deliver, in the name and on behalf of Research Engineers, Inc. and under its seal or otherwise, any and all such further documents, certificates and instruments, and to pay all such expenses, as they or any of them may deem necessary or advisable to carry out the purposes of the foregoing resolutions and the transactions contemplated thereby; and that the taking of each such action, the execution and delivery of each such document or instrument, and the payment of each such expense shall be conclusive evidence of its necessity or advisability, and that any such action previously taken by any officer of the Corporation in this respect hereby is approved, ratified, adopted and confirmed.

Executed on February 18, 2000.


                                           Research Engineers, Inc.

                                           By:  /S/ Amrit Das
                                                --------------------------------
                                                Amrit Das, Chairman of the Board
                                                  and Chief Executive Officer


Attest:

/S/ Wayne Blair
---------------
Wayne Blair, Secretary

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